Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

CARBO CERAMICS INC.

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The undersigned, for the purpose of restating and integrating the provisions of the Certificate of Incorporation of CARBO Ceramics Inc., a corporation organized under the laws of the State of Delaware, into this single instrument, does hereby certify that:

1. The name of the corporation is CARBO Ceramics Inc.

2. The corporation’s original Certificate of Incorporation was filed with the Secretary of State on June 23, 1987, was amended by the Certificate of Amendment of the Certificate of Incorporation filed with the Secretary of State on February 25, 1991, was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State on April 17, 1996, and was amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State on June 12, 2012.

3. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation’s Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the Certificate of Incorporation as theretofore amended and supplemented and the provisions of this restated certificate.

4. The text of the Certificate of Incorporation is hereby integrated and restated to read as hereinafter set forth in full:

FIRST: The name of the corporation is CARBO CERAMICS INC.

SECOND: The registered office of the corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the corporation is authorized to issue is 80,005,000, consisting of 80,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), and 5,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”). All of the corporation’s issued stock, exclusive of treasury shares, shall be represented by certificates.

The relative rights, preferences and limitations of each class of stock are as follows:

Common Stock

Each share of the Common Stock shall have one vote on all matters to be voted on by the holders of the Common Stock, and shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share ratably, subject to the rights and preferences of any Preferred Stock, in all assets of the corporation in the event of any dissolution of, or upon any distribution of the assets of, the corporation.

Preferred Stock

Preferred Stock shall be issued from time to time in one or more series of such number of shares with such distinctive serial designations and (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to received dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of shares; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (f) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of each such series of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby expressly vested in the Board of Directors.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

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(1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the By-Laws. Election of directors need not be by ballot unless the By-Laws so provide.

(2) The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH: The corporation shall, to the fullest extent permitted by section 145 of the Delaware General Corporation Law, as the same exists or may hereafter be amended, indemnify persons whom it may indemnify pursuant thereto.

SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the state of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

5. The Restated Certificate of Incorporation as hereinabove set forth was duly adopted pursuant to Section 245 of the Delaware General Corporation Law at a meeting of the Board of Directors of the corporation on July 17, 2012.

IN WITNESS WHEREOF, said CARBO CERAMICS INC. has caused this Certificate to be executed by its duly authorized officer, on this 18th day of July, 2012.

CARBO Ceramics Inc.

By:	/s/ R. Sean Elliott
Name:	R. Sean Elliott
Title:	Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

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